CONFIDENTIAL	Exhibit (h)(11)

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 19, 2020:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between the Trust, on behalf of the Funds, and ALPS, dated September 10, 2018
“Trust”	ALPS Series Trust
“Funds”	Seven Canyons Strategic Income Fund and Seven Canyons World Innovators Fund
“ALPS”	ALPS Fund Services, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS FUND SERVICES, INC.		ALPS SERIES TRUST, on behalf of the Funds

By:	/s/ Mike Sleightholme	By:	/s/ Bradley Swenson

Name:	Mike Sleightholme	Name:	Bradley Swenson

Title:	Authorized Representative	Title:	President

Schedule A to this Amendment

Amendments

Effective as of November 19, 2020 (“Effective Date”), the Existing Agreement is amended as follows:

1.	Additional Services. As of the Effective Date, Appendix B (Transfer Agency and Related Services) of the Existing Agreement is amended to include the following additional services:

●	MFPSII. Work directly with DTCC to establish MFPSII service

-	Initial setup of all fund classes, fund portfolios, and individual CUSIPs in the MFSPII Database, including fund information, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.

-	Monitor all prospectus updates to ensure ongoing accuracy with above items

-	Setup of new funds/classes/CUSIPs that are launched by a fund and updating of above items

-	Fielding questions from broker/dealers

-	Ongoing accuracy review

-	Direct contact with DTCC on any escalated issues

2.	Compensation. As of the Effective Date, the following fees are added to the Transfer Agency Services fees section of the Fee Schedule (Compensation) of the Existing Agreement

MFPSII Service Fees:

One Time Set Up Fee: $2,000

Annual Maintenance Fee:

Number of CUSIPs	Annual Fee
0-10	$2,000
11-20	$3,200
21-50	$3,600
51-100	$5,000
101+	$8,000

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.